Exhibit 4 to Amendment No. 5

                        AGREEMENT FOR CREDIT AVAILABILITY

         THIS AGREEMENT FOR CREDIT AVAILABILITY ("Agreement") is made and entered into as of the 7th day of August, 1995, by and between REFLECTONE, INC., a corporation organized and existing under the laws of the state of Florida ("Reflectone"), and BRITISH AEROSPACE PUBLIC LIMITED COMPANY, a public limited company organized and existing under the laws of England ("BAe").

                                   WITNESSETH

         WHEREAS, BAe currently guarantees or provides certain of Reflectone's credit facilities;

         WHEREAS, the parties believe that it is in their best interests to set forth their mutual understandings with respect to BAe's continuing guarantee of these credit facilities.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as follows:

1.       CREDIT FACILITIES.

                  (a) GUARANTEED FACILITIES. Reflectone and BAe hereby acknowledge that BAe currently guarantees an aggregate of U.S. $30,000,000 of credit facilities provided to Reflectone by third-party lenders, which facilities are more fully described in Exhibit A hereto (the "Guaranteed Facilities"). The Guaranteed Facilities provide Reflectone with access to an aggregate of U.S. $10,000,000 for working capital purposes and an aggregate of U.S. $20,000,000 for the provision of letters of credit, bonds and over-draft facilities. Subject to the terms and conditions set forth herein, BAe hereby agrees to continue to guarantee the Guaranteed Facilities throughout the term of this Agreement.

                  (b) BAEF FACILITIES. In addition, Reflectone and BAe hereby acknowledge that BAe, through its subsidiary British Aerospace Finance, Inc. ("BAeF"), provides Reflectone with two Borrowing Facilities totaling U.S. $60,000,000 for working capital purposes (the "BAeF Facilities"). Subject to the terms and conditions set forth herein and in the related Borrowing Facility Agreements between Reflectone and BAeF, BAe hereby agrees to continue to provide the BAeF Facilities throughout the term of this Agreement.

2.       FEES.

                  (a) FACILITY FEE. As compensation for the provision of credit facilities described in Section 1 of this Agreement, Reflectone shall pay to BAe a quarterly fee (the "Facility Fee") equal to one eighth of one percent of the maximum amount of the Guaranteed and BAeF Facilities available during the relative quarter to be paid in the

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         manner set forth in Section 2(c) hereof. This fee will be adjusted prorata for early termination.

                  (b) GUARANTY FEE. As compensation for the guaranty of the US $10,000,000 Working Capital Facility described in Exhibit A of this Agreement, Reflectone shall pay in the manner set forth in Section 2(c) hereof, to BAe a guarantee fee (the "Guaranty Fee") based on the drawings made under the Guaranteed Facility equal to 3.5 percent per annum, less the margin charged by Wachovia Bank of Georgia, N.A. as more fully described in the Agreement establishing the Working Capital Facility. The Guaranty Fee due in respect of drawings under the Working Capital Facility shall accrue from day to day commencing on the date of each drawing and shall be computed on the basis of the actual days elapsed using a 360-day year.

                  (c) PAYMENT. The Credit Availability Fee and Guaranty Fee shall each be paid by Reflectone to BAe quarterly in arrears, payable on March 31, June 30, September 30, and December 31 of each year during the term of this Agreement.

3.       CREDIT AVAILABILITY SHARE OPTIONS.

                  PROVISION OF COMMON SHARE WARRANTS. As compensation for the provision of the Facilities (drawn and undrawn) described in Section of this Agreement, Reflectone shall issue to BAE within 30 days of the date of this Agreement, Common Share options granting BAe the right to purchase common stock of Reflectone at the lower of the current market value at 1700 GTM on the day the option is exercised or at the current market value at 1700 GMT on the date of this Agreement. The number of Common Share options to be issued will be determined by taking l per cent of the total amount of the Facilities (i.e., $90,000,000) and dividing this by the current market value of Reflectone's Common Stock at 1700 GMT on the date of this Agreement. BAe may exercise the options at any time and from time to time provided, however, that the options shall expire ten years from the day the option is issued.

4.       FINANCIAL REPORTING MATTERS.

                  (a) MONTHLY REPORTING. During the term of this Agreement, Reflectone shall submit to BAe or British Aerospace Holdings, Inc. ("BAeI") its monthly financial reports ("Monthly Report") in accordance with the timetables and formats specified by BAE from time to time.

                  (b) ANNUAL BUDGET AND BUSINESS (5-YEAR STRATEGIC) PLAN. During the term of this Agreement, on or before the due dates specified by BAe, Reflectone shall submit to BAe or BAeI its annual budget ("Annual Budget") and business (5-year Strategic) Plan ("Business Plan"). Each Annual Budget and Business Plan shall be prepared in accordance with the format and timetable specified by BAe from time to time. In addition, Reflectone shall supply annual supplementary management information in a format and timetable specified by BAe from time to time.

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                  (c) ANNUAL AUDITED REPORTING PACKAGE. During the term of this
         Agreement Reflectone shall submit to BAe or BAeI an audited reporting package for the previous fiscal year, in a format and timetable specified by BAe from time to time.

4.       CAPITAL EXPENDITURE REVIEW.

                  During the term of this Agreement Reflectone shall provide for prior review and approval by BAe or BAeI all capital investment expenditure in excess of sterling (pound)50,000, where such expenditure has been reflected in Reflectone's annual budget. If such capital investment has not been reflected in Reflectone's annual budget and is not wholly substitutional, prior review by BAe or BAeI is required for amounts above sterling (pound)10,000. All acquisitions and disposals of businesses, including joint ventures, shall require prior review by BAe or BAeI. Reflectone undertakes not to proceed with any such investment without prior approval from BAe or BAeI. All investment reviews submitted to BAe or BAeI must comply with the form, content and timetable as specified by BAe from time to time.

5.       OTHER CONTRACTUAL AGREEMENTS.

                  During the term of this Agreement Reflectone shall not knowingly or willfully take any action, or omit to take any action, or enter into any agreement which would cause BAe to be in violation of any law, regulation or any financial or contractual covenants provided by BAe in any agreement to which it is a party or which would otherwise place BAe in default of any such agreement.

6.       TERM.

                  This Agreement shall expire on August 7, 1997 provided, however, that this Agreement may be terminated by either party hereto upon thirty (30) days' written notice in the event that:

                  (a) BAe shall at any time cease to have the ability to hold through the exercise of conversion rights and warrants, a majority interest in Reflectone, or

                  (b) credit facilities in the amounts set forth in Section 1 hereof shall become obtainable by Reflectone on terms substantially the same as the Facilities through third parties, without the requirement that BAe guarantee or otherwise become obligated for such other facilities.

7.       REPRESENTATION AND WARRANTIES.

                  Reflectone represents and warrants as follows as of the date hereof and as of the date of each utilization of the Facilities.

                  8.1 EXISTENCE. It is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

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                  8.2 AUTHORITY. It has full corporate power and authority to execute and deliver this Agreement and to perform and observe the provisions thereof, all of which have been duly authorized by all necessary corporate action. By executing and delivering this Agreement and by performing and observing the provisions thereof, it will not (a) violate any existing provisions of its Certificate of Incorporation or By-laws or violate or otherwise become in default under any contract, law, order, regulation, or other obligation binding upon it, or (b) cause the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever, upon any of its property, except as provided herein. This Agreement has been duly authorized, and executed and is valid, enforceable, and legally binding upon it, except as such enforcement may be limited by bankruptcy, insolvency, and other laws of general application affecting the rights and remedies of creditors and by equitable principles which may render certain remedies unavailable. It has all requisite corporate power and authority to own its properties and to carry on its business as now or proposed to be conducted.

                  8.3 CONSENTS OR APPROVALS. No consent, approval, or authorization of, or filing, registration, or qualification with, any governmental authority or any other Person is required to be obtained by it in connection with the execution, delivery, performance, or enforceability of this Agreement.

8.       MISCELLANEOUS.

                  (a) NOTICES. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by certified or registered mail, postage prepaid, addressed as follows:

         If to Reflectone, to:

                           Reflectone, Inc.
                           4908 Tampa West Boulevard
                           P.O. Box 15000
                           Tampa, Florida 33684
                                    Attn: Vice President Finance

         If to BAe, to:

                  c/o      British Aerospace Holdings, Inc.
                           Washington Technology Park
                           15000 Conference Center Drive, Suite 200
                           Chantilly, Virginia 20151-3819
                                    Attn: Sr. Vice President and General Manager

         or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of two (2) days following the date so mailed; provided that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

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                  (b) ASSIGNMENT. This Agreement and all of the provisions
         hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

                  (c) ENTIRE AGREEMENT. This Agreement, including the exhibits and other documents referred to herein which form a part hereof, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

                  (d) MODIFICATIONS AND AMENDMENTS. No change, modification or termination of any terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto, their successor and assigns.

                  (e) COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

                  (f) GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia, United States of America (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect, and performance.

                  (g) HEADINGS AND CAPTIONS. The titles or captions of sections and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and, therefore, such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement individually or by its duly authorized officers, as of the day and year first above-written.

WITNESSES:                              REFLECTONE, INC.


                                        By: /s/ R. W. WELSHHANS
---------------------------                 -------------------------------

                                        Name: R. W. WELSHHANS
---------------------------                   -----------------------------

                                        Title: Vice President and Chief
                                               Financial Officer
                                               ----------------------------
                                                      "Reflectone"

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                                                 BRITISH AEROSPACE PUBLIC
                                                 LIMITED COMPANY

                                                 By: /S/ DAVID P. LOOSE
--------------------------                           ---------------------------

                                                 Name: DAVID P. LOOSE
--------------------------                             -------------------------
                                                 Title:   ATTORNEY-IN-FACT
                                                       -------------------------
                                                         "Bae"

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                                    EXHIBIT A

                          Reflectone Credit Facilities
                          Provided or Guaranteed by BAe

/bullet/ a Working Capital Facility consisting of $10 million Revolving Line of Credit Agreement between Wachovia Bank of Georgia, N.A., BAe and Reflectone to be used for working capital purposes;

/bullet/   a $20 million Letter of Credit Agreement with Lloyds Bank PLC;

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                                    EXHIBIT B

                        Description of British Aerospace
                                Finance Facility

/bullet/ a $20 million Borrowing Facility Agreement with BAeF for working capital purposes

/bullet/ a $40 million Borrowing Facility Agreement with BAeF to provide working capital in respect to Reflectone's C130-J contract with Lockheed Aeronautics Corporation.

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